Exhibit (c)(xix)
FY 2008 Earnings Update January 15, 2009 Project Milos DRAFT

Milos FY 2008 Earnings Announcement FY 2008 Results and FY 2009 Guidance Milos reported FY 2008 GAAP total operating revenue of $13,418 million, which represents a 14% increase compared to FY 2007 operating revenue of $11,724 million This growth was primarily driven by total U.S. product sales of $10,531 million for FY 2008, which increased 12% over FY 2007 U.S. product sales of $9,443 million Avastin, Rituxan, Herceptin, and Lucentis posted FY 2008 sales growth of 17%, 13%, 7%, and 7%, respectively Also contributing to FY 2008 total operating revenue growth were royalties of $2,539 million, which increased 28% over FY 2007 royalties of $1,984 million For 4Q 2008, Milos reported GAAP total operating revenue of $3,707 million, which represents a 25% increase compared to 4Q 2007 operating revenue of $2,970 million 4Q 2008 U.S. product sales were $2,495 million, which represents an increase of 13% over 4Q 2007 product sales of $2,199 million Avastin, Rituxan, Herceptin, and Lucentis posted 4Q 2008 sales growth of 21%, 14%, 3%, and 20%, respectively FY 2008 Milos non-GAAP operating margin increased to 42.2% from 40.7% in FY 2007, as growth in sales outpaced costs For 4Q 2008, Milos non-GAAP operating margin increased to 40.5%, from 38.4% for 4Q 2007 Non-GAAP cost of sales was $483 million in 4Q 2008, compared to $322 million in 4Q 2007 R&D expenses for 4Q 2008 were $724 million, compared to $579 million for 4Q 2007 Marketing, general and administrative expenses for 4Q 2008 were $675 million, compared to $650 million in 4Q 2007 Milos reported FY 2008 non-GAAP net income of $3,643 million ($3.42 per share), compared to $3,142 million ($2.94 per share) for 2007(1) For 4Q 2008, non-GAAP net income was $1,014 million ($0.95 per share), compared to $737 million ($0.69 per share) for 4Q 2007(1) Cash, cash equivalents and short-term investments were $6,198 million as of December 31, 2008 ($9,545 million including long-term securities), compared to $3,975 million as of December 31, 2007 ($6,065 million including long-term securities) The Company announced FY 2009 non-GAAP EPS guidance of $3.55 to $3.90 per share, significantly below the Wall Street consensus estimate of $3.92, driven by: Uncertainty regarding upcoming clinical trial results Potential downside due to Raptiva and macroeconomic weakness Source: Press release, company filings (1) Non-GAAP earnings exclude employee stock-based compensation expense and net charges related to redemption, Tanox acquisition and other special items On January 15, Milos reported FY 2008 results that showed significant revenue growth for the Company, driven primarily by growth in Avastin and Rituxan sales Milos announced FY 2009 EPS guidance of $3.55 - $3.90 per share, significantly below the Wall Street estimate of $3.92 per share The Company declined to answer questions regarding Roche's offer Project Milos

Milos 4Q Earnings Update Source: 4Q Earnings release, earnings conference call, company filings, IBES mean estimates, Milos June Business Plan and November Financial Model (1) Excludes the impact of recurring charges related to redemption and acquisition, litigation-related special items and stock based compensation expense (2) June BP does not provide EPS and Milos does not provide net income guidance. June BP EPS and Milos net income guidance assume 1,072.5 million fully diluted shares outstanding, based on closing price of $85.10 as of 1/16/2009 and 78 million options outstanding with a weighted average exercise price of $62.91 (3) Milos does not provide guidance for U.S. product sales, which represent approximately 70% of total operating revenue 4Q 2008 Milos Earnings Results(1) Project Milos Although Milos marginally exceeded Wall Street consensus revenue estimates, the Company underperformed profit forecasts for both 4Q and FY 2008 Milos announced EPS guidance of $3.55 - $3.90 per share for FY 2009, compared to the Wall Street estimate of $3.92 per share and the June BP estimate of $3.19 per share(2) Milos FY 2009 Earnings Guidance ($ in millions, except per share amounts) FY 2008 Milos Earnings Results

Milos FY 2008 Product Sales Comparison Major Products - Actuals vs. June BP Avastin ($ in millions) Source: Analyst research, June BP received June 2008 Project Milos Herceptin Rituxan Lucentis Tarceva Xolair Variance ($14) Variance ($24) Variance $12 Variance $9 Variance $0 Variance ($18)

Research Analyst Price Targets As of 1/16/2009 One Year Price Targets Project Milos Source: Equity Research, Bloomberg (1) Represents Bloomberg's analyst consensus price target compiled from 25 analysts During the first three weeks after the offer announcement, research analysts' consensus price target increased 13.5%, moving from $84.89 to $96.38 Since then, the consensus price target has decreased 1.1%, to $95.36 Of the sixteen analysts that released reports post Q4 earnings, three analysts downgraded their price targets, including BMO Capital Markets (from $90 to $86), Lehman / Barclays (from $105 to $97) and Morgan Stanley (from $105 to $102)

Research Analyst Price Targets As of 1/16/2009 (1) As of 1/16/2009 Analyst Price Targets as of 1/16/2009 Project Milos Consensus Price Target(1): $95.36 Current Price(1): $85.10

Project Milos

Milos Analyst Observations

Broker	Price Target / Date	Selected Comments Following Release of FY 2008 Earnings
LEHMAN BROTHERS BARCLAYS CAPITAL Jim Birchenough, M.D.	1/16/09 (Overweight) ($97.00)	"Despite conservative guidance, we continue to expect a price bump from Roche beyond the initial $89 bid with additional support from key 1H09 potential catalysts for Avastin and Rituxan… While headwinds in 2009 were highlighted including challenges to Cabilly patents underlying a portion of EU royalties and reduction in payments to collaborators, potential upside catalysts were surprisingly understated and should be considered. Key potential catalysts in 1H09 include Rituxan LUNAR data, RIBBON-1 data at ASCO, PDUFAs for Avastin GBM and RCC and Avastin adjuvant data in 2Q09"
citi Yaron Werber, M.D.	1/16/2009 (Buy) ($96.00)	"Q4 was light due to slowing Avastin sales and street numbers may have to come down due to overly optimistic Avastin estimates and impact of the employee retention program in '09. We are reducing our estimates due to higher expenses and lower interest income, but not making meaningful revenue estimate changes. We now question whether Roche can get the Genentech deal done ahead of the adjuvant CRC data given the challenging credit markets. Nevertheless, we remain positive on the stock due to the many overlooked catalysts in '09 (rare in large cap biotech) and growth EPS reacceleration in 2010… Based on conversations with Citi's credit analysts, we believe that the credit markets will not improve enough to fund this sizable deal ahead of the adjuvant CRC data in Q2:09. Thus, we now return to analyzing Genentech on a fundamental basis"
Goldman Sachs May-Kin Ho, Ph.D.	1/16/09 (-) Not Rated	"We expect potential FDA approval of 4 new indications with combined sales potential of $1+ bn in 2009. We also expect Phase 3 data on the following new indications with combined potential of over $3bn: (1) Herceptin in adjuvant breast cancer at two years ($1 bn); (2) Phase 3 data for Avastin in adjuvant colorectal cancer ($1+ bn); (3) Phase 2/3 data on Rituxan in lupus ($0.3-$0.5 bn); (4) Phase 3 data of Tarceva in first-line maintenance lung cancer ($0.5 bn); (5) Phase 2 data of Lucentis in diabetic macular edema ($0.3-$0.5 bn); and (6) Phase 3 data of Lucentis in retinal vein occlusion ($0.3bn). If positive, some of these clinical trials could lead to another cycle of EPS growth"
Morgan Stanley Steven Harr, M.D.	1/15/09 (Overweight) ($102.00)	"4Q results and 2009 guidance were modestly disappointing versus consensus (more or less in line with our views), but short-term P&L results have no impact on our investment thesis ($9.6bn in cash YE more important). Though investors disappointment with Avastin sales and guidance may lead to a small down trade, the Roche bid (bank funding environment more important than guidance) and data for Avastin in adjuvant colorectal cancer (CRC) (final data likely 2Q) remain the key stock drivers. Net-net, we continue to like the risk-adjusted returns for DNA, as we see a high probability that either Roche closes around $100 or there is success in adjuvant cancers, a multibillion dollar opportunity"
J.P.Morgan Geoffrey Meacham, Ph.D.	1/15/09 (Overweight) ($105.00)	"Yesterday, Genentech provided 2009E earnings guidance significantly below consensus. This should reduce the scope for Genentech's board of Directors to push for a significantly higher bid from Roche than the $89 they have already rejected… Importantly, the gap from guidance to consensus estimates can be attributed largely to well known headwinds that are already reflected in our current published Roche and Genentech estimates. In our view the shortfall of the guidance compared to consensus does not point to an unexpected deterioration of the Genentech operating performance, but rather to expectations by biotech investors that may have run ahead of themselves (to justify a request for a higher bid from Roche?)"

Source: Equity Research

Greenhill

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Project Milos

Research Analysts Implied DCF Valuation

August 2008 vs. January 2009

Key Model Changes Driving Valuation

- Lowered projected Avastin sales by ~10%
- Reduced Avastin sales and increased cost margins
- Significantly reduced royalties and trimmed margins, partially offset by significantly lower CapEx

Research Analyst Implied Valuation – August 2008 vs. January 2009(1)


Citi Case
Aug-08
$90.86
$102.83
Jan-09
$86.92
$98.10
Morgan Stanley Case
Aug-08
$82.60
$93.26
Jan-09
$81.64
$92.05
Goldman Sachs Case
Aug-08
$90.86
$102.83
Jan-09
$85.13
$96.04
$70.00
$80.00
$90.00
$100.00
$110.00
$120.00

Greenhill

Source: Analyst research projections
(1) Assumes 9.0% WACC, 12.0x - 14.0x terminal EBITDA multiple and 1,072.5 million fully diluted shares outstanding, based on closing price of $85.10 as of 1/16/2009 and 78 million options outstanding with a weighted average exercise price of $62.91

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